Exhibit 99.1

FOR IMMEDIATE RELEASE

TeleNav Expands its Leadership Team,

Adds a VP of Marketing and a VP of Enterprise Solutions

New executives bring more than 40 years of combined experience in mobile, automotive and Internet search technologies

Sunnyvale, Calif. – July 30, 2010 – TeleNav (NASDAQ: TNAV), one of the largest global wireless location-based services providers, today announced two additions to its senior executive team, naming Dariusz Paczuski as vice president of marketing and Tom Erdman as vice president of enterprise solutions. Paczuski and Erdman will support TeleNav’s consumer and enterprise location-based services (LBS), respectfully, in the mobile and automotive markets.

As vice president of marketing, Dariusz Paczuski is responsible for corporate, channel and consumer product marketing as well as mobile advertising and commerce for TeleNav. Paczuski’s career spans 15 years in consumer services including mobile, local, search and media. Paczuski joins TeleNav from Microsoft where he led the Bing™ and Tellme® carrier strategy to transform directory assistance into mobile search. Previously, he managed the consumer services business at Tellme where he introduced award-winning products including Tellme with Bing for BlackBerry® smartphones and Windows Mobile phones, and Ford SYNC™ with Tellme voice services. Prior to joining Tellme, Paczuski served as vice president of search products at AOL Inc., where he managed marketing, product and design. During his career, Paczuski has also held leadership roles at Netscape, MSNBC, NBC, General Electric (GE) and the Association Internationale des Étudiants en Sciences Économiques et Commerciales (AIESEC).

Tom Erdman leads TeleNav’s sales, marketing, product development and customer care departments as vice president of enterprise solutions. With more than 25 years of mobility and enterprise experience, Erdman has a proven track record of delivering business solutions to enterprise customers across the country. Most recently, Erdman served as chief marketing officer at Vettro Corporation (now part of Antenna Software) where he led marketing, business development and sales through AT&T. Prior to Vettro,

Erdman served as vice president of corporate markets and vice president of solutions consulting at AT&T Mobility, as well as executive vice president of sales and marketing at Business Telecom Inc (BTI). Erdman also served as vice president of emerging markets at AT&T Corp. and has held leadership positions at MCI (now part of Verizon), British Telecom (BT) and Tymnet.

“We are thrilled to add Dariusz and Tom to our senior management team and I look forward to working closely with both of them to support and grow our consumer and enterprise businesses,” said HP Jin, president, CEO and co-founder of TeleNav. “They are both highly qualified and exceptional leaders who have proven their commitment to excellence in delivering quality products and services at companies like Microsoft and AT&T. Their extensive experience is extremely relevant to TeleNav and will help us to further strengthen our capabilities in all areas of our business and contribute to our efforts in building a great company.”

About TeleNav, Inc.

TeleNav, Inc. is a leading provider of consumer location-based services (LBS), enterprise LBS and automotive LBS. TeleNav’s solutions provide consumers, wireless service providers, enterprises and automakers with location-specific, real-time, personalized services such as GPS navigation, local search, mobile advertising, mobile commerce, location tracking and workflow automation. TeleNav’s technology is available across more than 500 types of mobile phones, all major mobile phone operating systems and a broad range of wireless network protocols. TeleNav’s service providers and partners include AT&T, Bell Mobility, Boost Mobile, China Mobile, Cincinnati Bell, Ford Motor Company, NII Holdings, Rogers, Sprint Nextel, Telcel, T-Mobile UK, T-Mobile USA, U.S. Cellular, Verizon Wireless and Vivo Brazil.

For more information on TeleNav, please visit www.telenav.com. Follow TeleNav on Twitter at www.twitter.com/telenav or on Facebook at www.facebook.com/telenav.

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Copyright 2010 TeleNav, Inc. All Rights Reserved.

“TeleNav,” the TeleNav logo, and “telenav.com” are registered and unregistered trademarks and/or service marks of TeleNav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

The BlackBerry and RIM families of related marks, images and symbols are the exclusive properties and trademarks of Research In Motion Limited. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners.

Windows is a registered trademark of Microsoft Corporation in the United States and other countries.

TNAV-C

Media Contacts:

Mary Beth Lowell

TeleNav, Inc.

425.531.0122

marybethl@telenav.com

Investor Relations:

Cynthia Hiponia

The Blueshirt Group (for TeleNav)

408.990.1265

IR@telenav.com